Exhibit 10.2

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Sportsman’s Warehouse Holdings, Inc. (“Employer”), and its subsidiaries, parents, affiliates, successors and assigns (together with Employer, “Company”), the compensation paid to me now and during my employment with Company, and Company’s agreement to provide me with access to its Confidential Information (as defined below), I enter into this Employee Confidential Information and Inventions Assignment Agreement with Employer (the “Agreement”).

Recitals

WHEREAS, during the course of my employment, I will have access to and knowledge of Company’s trade secrets and Confidential Information; and

WHEREAS, it is of material benefit to restrict the disclosure of Company’s trade secrets and Confidential Information with a nondisclosure, non-solicitation, and non-competition agreement, all of which are reasonable in terms of scope, geography and duration.

Accordingly, in consideration of the mutual promises and covenants contained herein, Employer (on behalf of itself and Company) and I agree as follows:

1.
Confidential Information Protections.
1.1
Recognition of Company’s Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company or as approved by an officer of Company. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I agree that Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential Information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company.
1.2
Confidential Information. “Confidential Information” means any and all confidential knowledge or data of Company and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, “Inventions”), including all Company Inventions (defined in Section 2.1); (b) information regarding (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures and strategies, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, product roadmaps, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients, customer or client lists, and the preferences of, and negotiations with, customers and clients, (xiii) personnel information of other employees and independent contractors (including their compensation, unique skills, experience and expertise, and disciplinary matters), (xiv) other copyrightable works, (xv) all production methods,

Employee Confidential Information and Inventions Assignment Agreement

processes, technology and trade secrets, and (xvi) all similar and related information in whatever form. However, Company agrees that I am free to use information that I knew prior to my employment with Company or that is, at the time of use, generally known in the trade or industry through no breach of this Agreement by me. Company further agrees that this Agreement does not limit my right to discuss my employment or unlawful acts in the Company’s workplace, including but not limited to sexual harassment or discrimination or any other conduct that I have reason to believe is unlawful, or report possible violations of law or regulation with any federal, state or local government agency, or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure obligations, or any other permitted activity applicable to me.
1.3
Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data, or information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
1.4
Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information as provided in this Section 1 and I agree that the restrictions in Section 1.1 are intended to continue indefinitely, even after my employment by Company ends. However, if a time limitation on my obligation not to use or disclose Confidential Information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Company and I agree that the two year period after the date my employment ends will be the time limitation relevant to the contested restriction; provided, however, that my obligation not to disclose or use trade secrets that are protected without time limitation under applicable law shall continue indefinitely.
1.5
No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company’s premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.
1.6
Restricted Access Granted. In exchange for my agreement not to disclose or use Confidential Information, except as required in performing my duties for the Company, and for the non-solicitation covenants, and the other promises provided herein, the Company agrees to grant me access to Confidential Information required to fulfill the duties of my position. I agree that the Company has no pre-existing obligation to reveal Confidential Information.
2.
Assignments of Inventions.
2.1
Definitions. The term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights, all rights to priority, and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights); (b) “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.

Employee Confidential Information and Inventions Assignment Agreement

2.2
Utah Limited Exclusion Notification.
(a)
I acknowledge that Utah Code §§ 34-39-1 to 34-39-3 provides that the foregoing Agreement between the Company and I shall not apply to an invention that is both (i) created by me on my own time, and (ii) not an Employment Invention (defined below) (“Nonassignable Inventions”).
(b)
To the extent a provision in the foregoing Agreement purports to require me to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of the State of Utah and is void and unenforceable. I acknowledge that I shall have the burden of establishing that any invention is excluded from assignment to Company by the preceding paragraph.
(c)
An “Employment Invention” is defined as an invention or any part that is: conceived, developed or reduced to practice or created by you: within the scope of your employment, on Employer’s time, or with the aid, assistance, or use of any of Employer’s property, equipment, facilities, supplies, resources or intellectual property; the result of any work, services, or duties performed by you for Employer; related to Employer’s industry or trade; or related to Employer’s current or demonstrably anticipated business, research, or development.
2.3
Prior Inventions.
(a)
On the signature page to this Agreement is a list describing any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company, and (ii) may relate to Company’s business or actual or demonstrably anticipated research or development, and (iii) are not to be assigned to Company (“Prior Inventions”). If no such list is attached, I represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.
(b)
I agree that if I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a “License Event”), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. For purposes of this paragraph, “Prior Inventions” includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.
2.4
Assignment of Company Inventions. I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. I further agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.
2.5
Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose

Employee Confidential Information and Inventions Assignment Agreement

to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.
2.6
Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
2.7
Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
2.8
Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.
2.9
Incorporation of Software Code. I agree not to incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company’s policies regarding the use of such software or as directed by Company.
3.
Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.
4.
Duty of Loyalty During Employment. During my employment by Company, I will not, without Company’s written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.
5.
No Solicitation of Employees, Consultants or Contractors. I agree that during the period of my employment and for the one-year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:
5.1
solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company, even if I did not initiate the discussion or seek out the contact;
5.2
solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide services to a Competing Business (as defined below);

Employee Confidential Information and Inventions Assignment Agreement

6.
Non-Compete Provision.
6.1
I agree that during the period of my employment and for the one-year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company (except as prohibited by law), I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide services to a Competing Business (as defined above) anywhere in the Restricted Territory (as defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide services for a Competing Business anywhere in the Restricted Territory. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a Competing Business which is publicly traded, so long as the Executive has no active participation in the business of such corporation.
6.2
The parties agree that, for the purposes of this Agreement, “Competing Business” means: (a) any entity any that directly or indirectly competes with the Company, whether on a retail or e-commerce basis, including, without limitation, any business that owns or operates, directly or indirectly, stores commonly referred to as Cabela’s, Bass Pro Shops, Scheels or Gander Outdoors. (b) any successor to any business identified in clause (a); and (c) any affiliate of a business identified in clause (a) or clause (b); provided, however, that a “Competing Business” shall not include a parent company or sister company of a business identified in clause (a) or clause (b) if both (x) such parent company is also engaged (directly or through other affiliates) in businesses that are not competitive with any business described in clause (a) or clause (b) (or, in the case of a sister company, such sister company is not engaged in any business that is competitive with any business described in clause (a) or clause (b)), and (y) the Executive’s position, services and responsibilities with such entity are limited to the distribution of merchandise that is not competitive with any business described in clause (a) or clause (b) and the Executive does not participate in any way in any business identified in clause (a) or clause (b).
6.3
The parties agree that, for purposes of this Agreement, “Restricted Territory” means (i) all counties in the state in which I primarily perform services for Company; (ii) all other states of the United States of America in which Company, with my involvement in some capacity, including, without limitation, my having knowledge of Confidential Information related thereto, provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of my relationship with Company; and (iii) any other countries from which Company provided goods or services, had customers, or otherwise conducted business, with my involvement in some capacity, including, without limitation, my having knowledge of Confidential Information related thereto, at any time during the two-year period prior to the date of the termination of my relationship with Company.
7.
Reasonableness of Restrictions. I have read this entire Agreement and understand it. I acknowledge that (a) I have the right to consult with counsel prior to signing this Agreement, (b) I will derive significant value from Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to Company, and (c) that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for Company’s exclusive benefit and my obligations not to compete and not to solicit, are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of Company. I agree that (i) this Agreement does not prevent me from earning a living or pursuing my career, and (ii) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section and/or Section 13.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.
8.
No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.

Employee Confidential Information and Inventions Assignment Agreement

9.
Return of Company Property. When I cease to be employed by Company, I will deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Inventions, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time during my employment, with or without notice. Prior to leaving, I hereby agree to: provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information; cooperate with Company in attending an exit interview; and complete and sign Company’s termination statement if required to do so by Company.
10.
Legal and Equitable Remedies.
10.1
I agree that (a) it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms, (b) any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and (c) Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.
10.2
Except as prohibited by law, I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement (including, but not limited to, a court partially or fully granting any application, motion, or petition by Company for injunctive relief, including, but not limited to, a temporary restraining order, preliminary injunction, or permanent injunction), whether against or commenced by me, the Company will be entitled to recover from me all costs, fees, or expenses it incurred at any time during the course of the dispute, including, but not limited to, reasonable attorney’s fees. A final resolution of such dispute or a final judgment is not a prerequisite to Company’s right to demand payment hereunder and such amounts must be paid by me to Company within 30 days after I receive written notice of such demand. In the event Company demands only a portion of such costs, fees, or expenses incurred, such demand shall be without prejudice to further demands for (i) the remainder of any outstanding costs, fees, or expenses incurred, or (ii) costs, fees, or expenses incurred after the prior demand. Notwithstanding anything to the contrary in this provision, Company and I shall equally share any fees charged by an arbitral body (e.g., JAMS).
10.3
In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of 12 months from the effective date of the Order enforcing the Agreement.
11.
Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.
12.
Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Sections 5 and 6 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I authorize Company to provide copies of this Agreement to

Employee Confidential Information and Inventions Assignment Agreement

my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.
13.
General Provisions.
13.1
Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the state in which I primarily work for Company without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in the state in which I primarily work for Company and the state in which Company’s headquarters is located for any lawsuit filed there against me by Company arising from or related to this Agreement (although I understand Company will not file a lawsuit in the state in which Company’s headquarters is located if prohibited by applicable law).
13.2
Severability. If any portion of this Agreement is, for any reason, held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such provision had never been contained in this Agreement. If any portion of this Agreement is, for any reason, held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.
13.3
Successors and Assigns. This Agreement is for my benefit and the benefit of Company and its and their successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.
13.4
Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.
13.5
Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice, except as prohibited by law.
13.6
Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
13.7
Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.
13.8
Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
13.9
Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.
13.10
Entire Agreement. The obligations in Sections 1 and 2 (except Section 2.3 with respect to a consulting relationship) of this Agreement will apply to any time during which I was previously engaged, or am in the

Employee Confidential Information and Inventions Assignment Agreement

future engaged, by Company as a consultant, employee or other service provider if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement, together with any Exhibits herein and any executed offer letter between me and the Company, is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, whether written or oral, provided, however, if, prior to execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[Signatures to follow on next page]

Employee Confidential Information and Inventions Assignment Agreement

This Agreement will be effective as of the date signed by the Employee below.

EMPLOYER: Sportsman’s Warehouse Holdings, Inc.	EMPLOYEE:

/s/ Martha Helena Bejar	/s/ Paul Stone
(Signature)	(Signature)

Martha Helena Bejar	Paul Stone
(Printed Name)	(Printed Name)

Independent Directors / Board of Directors	9 – 22 – 23
(Title)	(Date Signed)

PRIOR INVENTIONS

1. Prior Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:

No Prior Inventions.

See below:

Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

Additional sheets attached.

Employee Confidential Information and Inventions Assignment Agreement
Exhibit A